EXHIBIT 11.2

805 SW Broadway Suite 1500 Portland, OR 97205 503.226.1191 Phone 503.226.0079 Fax

August 15, 2024	503.226.8636 Direct apear@buchalter.com

Iron Bridge Mortgage Fund 9755 SW Barnes Road, Suite 420 Portland, OR 97225

Re:	Iron Bridge Mortgage Fund, LLC Offering Statement on Form 1-A

Dear Ladies and Gentlemen:

We have acted as securities counsel to Iron Bridge Mortgage Fund, LLC (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the offer by the Company of up to $75,000,000 of the Company’s Class A, Class B, Class C and Class D Units (the “Units”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Iron Bridge Mortgage Fund

August 15, 2024

The Class A, Class B, Class C and Class D Units being sold pursuant to the Offering Statement have been authorized by all necessary limited liability company action and, when issued and paid for in the manner described in the Offering Statement, will be validly issued, fully paid and non-assessable, except as otherwise set forth in the Company’s Third Amended and Restated Operating Agreement, as the same may be amended from time to time, which may require future payments as prescribed therein.

The opinion is limited in all respects to the laws of the State of Oregon and we express no opinion as to federal law, including the federal securities laws, state securities (or “blue sky” laws) or the laws of any other jurisdiction. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Offering Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.  No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Buchalter, a Professional Corporation

Buchalter, a Professional Corporation